                                                                    EXHIBIT 99.1

                                                                  CONFORMED COPY








                         AGREEMENT OF PURCHASE AND SALE


                           Dated as of April 30, 1997

                                 by and between

                   MINNESOTA MINING AND MANUFACTURING COMPANY,

                                    as Seller

                                       and

                             OUTDOOR SYSTEMS, INC.,

                                    as Buyer
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                                TABLE OF CONTENTS
                                                                    Page

ARTICLE I   TERMS OF PURCHASE AND SALE...............................1

      1.01. Purchase and Sale........................................1
      1.02. The Closing; Closing Deliveries..........................1
      1.03. Purchase Price and Payment...............................2
      1.04. Purchase Price Adjustment................................3

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF SELLER.................5

      2.01. Capitalization...........................................5
      2.02. Organization.............................................5
      2.03. Financial Statements.....................................5
      2.04. Absence of Certain Changes or Events.....................6
      2.05. Title to Assets..........................................6
      2.06. Litigation; Compliance with Laws.........................6
      2.07. Permits..................................................7
      2.08. Environmental............................................7
      2.09. Commitments..............................................8
      2.10. Corporate Power and Authority; Effect of Agreement.......8
      2.11. Employee Benefit Plans...................................8
      2.12. Consents.................................................9
      2.13. Taxes....................................................9
      2.14. Fees.....................................................10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER..................10

      3.01. Corporate Power and Authority; Effect of Agreement.......10
      3.02. Consents.................................................11
      3.03. Availability of Funds....................................11
      3.04. Litigation...............................................12
      3.05. Purchase for Investment..................................12

ARTICLE IV  COVENANTS OF SELLER......................................12

      4.01. Conduct of Business......................................12
      4.02. Access...................................................12
      4.03. No Solicitation..........................................13


                                       (i)
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              4.04. Further Assurances.......................................13
              4.05. Interim Statements.......................................13

ARTICLE V     COVENANTS OF BUYER.............................................13

              5.01. Books and Records; Personnel.............................13
              5.02. Buyer's Knowledge of Business; Representations of
                      Seller Modified by Buyer's Knowledge...................14
              5.03. Liabilities..............................................15
              5.04. Performance Bonds........................................16
              5.05. Imprints.................................................16
              5.06. Consummation of Agreement................................16
              5.07. Further Assurances.......................................17

ARTICLE VI    ADDITIONAL COVENANTS...........................................17

              6.01. Taxes....................................................17
              6.02. Corporate Name...........................................21
              6.03. Cash Management..........................................21
              6.04. Filings; Other Action....................................22
              6.05. Buyer Investigation; No Representations or Warranties;
                      Exclusivity of Remedies................................24
              6.06. Excluded Assets; Included Businesses.....................26

ARTICLE VII   CONDITIONS TO OBLIGATIONS OF BUYER.............................27

              7.01. Representations, Warranties, Covenants of Seller.........27
              7.02. No Prohibition...........................................28
              7.03. Governmental Consents....................................28
              7.04. Non-Foreign Status Statements............................28
              7.05. Resignations.............................................28

ARTICLE VIII  CONDITIONS TO OBLIGATIONS OF SELLER............................29

              8.01. Representations, Warranties, Covenants of Buyer..........29
              8.02. No Prohibition...........................................29
              8.03. Insurance................................................29
              8.04. Performance Bonds........................................29
              8.05. Governmental Consents....................................29


                                      (ii)
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ARTICLE IX   EMPLOYMENT AND EMPLOYEE BENEFITS ARRANGEMENTS...........30

       9.01. Definitions.............................................30
       9.02. Employment..............................................30
       9.03. Seller's Benefits.......................................31
       9.04. Buyer's Benefits........................................33
       9.05. Severance...............................................33
       9.06. Indemnity...............................................34
       9.07. W-2 Matters.............................................34
       9.08. Continuing Assistance...................................35
       9.09. Union Employees.........................................35

ARTICLE X    TERMINATION PRIOR TO CLOSING............................35

      10.01. Termination.............................................35
      10.02. Effect on Obligations...................................36
      10.03. Termination Fee.........................................36

ARTICLE XI   DISPUTE RESOLUTION......................................37

      11.01. Unaided Negotiations....................................37
      11.02. Mediation...............................................37
      11.03. Litigation..............................................38
      11.04. Governing Law; Personal Jurisdiction; Waiver of Jury....38

ARTICLE XII  MISCELLANEOUS...........................................38

      12.01. Survival................................................38
      12.02. Indemnification.........................................39
      12.03. Interpretive Provisions.................................43
      12.04. Entire Agreement........................................43
      12.05. Successors and Assigns..................................43
      12.06. Headings................................................44
      12.07. Modification and Waiver.................................44
      12.08. Broker's Fees...........................................44
      12.09. Expenses................................................44
      12.10. Notices.................................................44
      12.11. Public Announcements....................................45
      12.12. Nonassignable Assets....................................46
      12.13. Severability............................................46
      12.14. Counterparts............................................46
      12.15. Third Party Rights......................................46


                                     (iii)

                         AGREEMENT OF PURCHASE AND SALE


                  This Agreement, made and entered into this 30th day of April, 1997, by and between Minnesota Mining and Manufacturing Company, a Delaware corporation ("Seller"), on the one hand, and Outdoor Systems, Inc., a Delaware corporation ("Buyer"), on the other;

                              W I T N E S S E T H:

                  WHEREAS, Seller is the owner of all of the issued and outstanding common stock, no par value (the "Stock"), of National Advertising Company, a Delaware corporation (the "Company");

                  WHEREAS, the Company is in the business of owning, constructing, posting and maintaining off-premises advertising displays, consisting principally of painted bulletins, poster panels and mall advertising displays of various sizes in the United States (such U.S. business, the "Outdoor Advertising Business" or the "Business");

                  WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Stock;

                  NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:


                                    ARTICLE I

                           TERMS OF PURCHASE AND SALE

            1.01. Purchase and Sale. On the Closing Date (as defined in Section 1.02), on the terms and subject to the conditions set forth in this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Stock.

            1.02. The Closing; Closing Deliveries. (a) The closing of the transactions contemplated hereby (the "Closing") shall take place at Seller's offices at 3M Center, St. Paul, Minnesota, commencing at 9 a.m., Central time, on the fifth business day after termination or expiration of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), or at such other time and/or place and/or on such other date as the parties may mutually agree (the "Closing Date"). Notwithstanding the above, under no circumstances shall the Closing Date occur later
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than the Termination Date (as defined in Section 6.04(b)). Time is of the essence in this transaction. Notwithstanding failure to meet the conditions set forth in Section 7.02 (with respect to antitrust matters only) or Section 7.03, Buyer's failure to close on or prior to the Termination Date shall constitute a breach of this Agreement; provided, however, that Seller's failure to perform or observe in any material respect any of its covenants or agreements contained in this Agreement shall not have been the cause of, or result in, Buyer's failure to close on or before such date.

                  (b) (i) In addition to and without limiting any other provision of this Agreement, the Seller shall deliver to Buyer at the Closing the following:

                           (A) the stock certificates evidencing the Stock,
together with such endorsements or duly executed assignments separate from certificate as may be required to vest all right, title and interest in and to the Stock in Buyer;

                           (B) the stock books, stock transfer ledgers, minute
books and corporate seals of the Company;

                           (C) the various certificates, instruments and
documents referred to in Article VII; and

                           (D) such other instruments as Buyer or its counsel
may reasonably request.

                       (ii) In addition to and without limiting any other provision of this Agreement, Buyer shall pay or deliver, as the case may be, to Seller as the Closing the following:

                           (A) the Purchase Price (as defined in Section 1.03)
and payable as set forth in Section 1.03;

                           (B) the payment described in Section 9.02(a);

                           (C) the various certificates, instruments and
documents referred to in Article VIII; and

                           (D) such other instruments as Seller or counsel for
Seller may reasonably request.

            1.03. Purchase Price and Payment. (a) The aggregate purchase price to be paid by Buyer for the Stock shall be $1,000,000,000 (one billion dollars), as adjusted pursuant to Section 1.04 below (the "Purchase Price"). Payment of the Deposit (as defined in Section 1.03(b)) shall be made pursuant to Section 1.03(b). Payment of the balance of the Purchase Price due on the Closing Date shall be in U.S. dollars and shall be


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made no later than 11 a. m., Central time, on the Closing Date by wire transfer of immediately available funds to the account of Seller at a bank specified by Seller. If payment of the Purchase Price is made after 11 a. m., Central time, on the Closing Date, Buyer shall pay to Seller, in the manner set forth above, interest on the Purchase Price at an annual rate equal to the prime rate as reported in The Wall Street Journal on the Closing Date (the "Interest Rate") plus 2%, from and including the Closing Date to but not including the next business day following the Closing Date.

                  (b) Upon the execution of this Agreement, Buyer shall deposit the amount of $20,000,000 (twenty million dollars) in U.S. dollars (the "Deposit") with Seller, by wire transfer of immediately available funds to a separate, interest-bearing account of Seller at a bank designated by Seller at an interest rate of 5.25%. In the event Closing occurs, the Deposit (plus interest at such rate) shall be applied to the Purchase Price. In the event Closing does not occur, the Deposit (plus interest at such rate) shall be paid pursuant to Section 10.03.

            1.04. Purchase Price Adjustment. (a) Seller and Buyer agree that the Purchase Price will be adjusted up or down by the amount by which the Company's Working Capital (as hereinafter defined) on the Closing Date exceeds or is less than the Company's Working Capital as of December 31, 1996 based on the Balance Sheet (as defined in Section 2.03); provided, however, that Seller and Buyer agree that the Purchase Price will be adjusted (and the Purchase Price adjustment will be paid) only in the event that the amount that would be refunded or paid under this Section 1.04 is greater than $20,000,000 (twenty million dollars) (two percent of the Purchase Price without regard to any adjustment under this Section 1.04). Working Capital shall mean current assets less current liabilities as determined in accordance with the historical accounting practices applied in the preparation of the Balance Sheet (as defined in Section 2.03); provided, however, that Working Capital shall exclude (i) the current portion of (A) deferred tax liabilities and (B) income tax liabilities and (ii) cash on hand and in bonds and other cash items of the Company other than amounts of Pre-Closing Cash (as defined in Section 6.03(a)) left by Seller in Bank Accounts (as defined in Section 6.03(a)) or other locations as contemplated by the proviso in Section 6.03(a). Buyer and Seller hereby confirm and agree that, based upon the definition of Working Capital as set forth in this Section 1.04(a) and as described in the Disclosure Schedule, Working Capital at December 31, 1996 is $26,044,000 (twenty-six million, forty-four thousand dollars).

                  (b) Within ninety (90) days after the Closing Date, Seller will prepare and provide to Buyer a balance sheet of the Company as of the close of business on the Closing Date (the "Closing Balance Sheet") and a calculation of the working capital adjustment to the Purchase Price based on the Closing Balance Sheet. The Closing Balance Sheet shall be prepared in accordance with the historical accounting practices applied in the preparation of the Balance Sheet with consistent classification,

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judgments, and estimation methodology as used in the preparation of the Balance
Sheet. In preparing the Closing Balance Sheet, the amounts included for litigation reserves and for any other reserves that were valued for the Balance Sheet by subjective estimates shall be equal to the amounts (including zero) included in respect of such items on the December 31, 1996 Balance Sheet except to reflect changes that have actually occurred or events actually occurring between December 31, 1996 and the date of the Closing Balance Sheet (in which event the immediately preceding sentence shall govern the determination of any changes in the reserve). The Closing Balance Sheet shall not take into account any changes in circumstances or events occurring after the close of business on the day immediately preceding the Closing Date.

                  (c) Buyer agrees that the Closing Balance Sheet delivered by Seller to Buyer and the computation of the Purchase Price adjustment annexed thereto shall be conclusive and binding upon the parties unless Buyer, within 10 days after the delivery to Buyer of the Closing Balance Sheet, notifies Seller in writing that Buyer disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefor, and any refund or amount due shall nonetheless be promptly made to the extent such amount is not in dispute. The parties shall in good faith attempt to resolve any dispute, in which event the Closing Balance Sheet and the computation of the Purchase Price adjustment, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding upon the parties. If any such dispute cannot be resolved by the parties within 10 days after the date of the notice of the dispute, it shall be referred to a mutually satisfactory independent public accounting firm of national stature that has not been employed by either party for the two years preceding the Closing Date. The determination of such firm shall be conclusive and binding on each party. The fees of such firm shall be borne equally by Buyer and Seller.

                  (d) (1) Buyer hereby acknowledges and agrees that access to employees of the Company and representatives of Buyer may be required in order that Seller may prepare the Closing Balance Sheet. Buyer shall make such persons available to Seller and its representatives and shall give Seller and its representatives all necessary access to the Books and Records (as defined in Section 5.01(a)), without charge to Seller, as may reasonably be requested by Seller, in order to assist in the preparation of the Closing Balance Sheet.

                       (2) Seller hereby agrees to furnish Buyer with any documents or records in Seller's possession or control as may reasonably be requested by Buyer in order to confirm the adjustments in this Section 1.04.

                  (e) On or before the one hundred and twentieth (120th) day after the Closing Date, all required refunds or payments under this Section 1.04 shall be made on the basis of the Closing Balance Sheet.

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                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

            Seller represents and warrants to Buyer as follows:

            2.01. Capitalization. The authorized capital stock of the Company consists of 50,000 shares of Stock, of which 40,000 shares are outstanding; all of such 40,000 shares of Stock are owned of record and beneficially by Seller. All of the shares comprising the Stock are validly issued, fully paid and non-assessable. There are outstanding no securities convertible into, exchangeable for, or carrying the right to acquire, equity securities of the Company, or subscriptions, warrants, options, rights or other arrangements or commitments obligating the Company to issue or dispose of any of its equity securities or any ownership interest therein. The sale and delivery of the Stock to Buyer pursuant to Article I hereof will vest in Buyer legal and valid title to the Stock, free and clear of all liens, security interests, pledges, adverse claims and other encumbrances ("Encumbrances") (other than Encumbrances created or suffered by Buyer).

            2.02. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the nature of the property owned or leased by it, or the nature of the business conducted by it, makes such qualification necessary and the absence of such qualification would not have a material adverse effect on the business, assets, financial condition or results of operations of the Company (a "Material Adverse Effect"). True and complete copies of the certificate of incorporation and by-laws of the Company have previously been delivered to Buyer. The Company does not have any subsidiaries. Except as set forth on the Disclosure Schedule, the Company does not engage in, and has not during the preceding 5 years engaged in, any business except the Outdoor Advertising Business.

            2.03. Financial Statements. Seller has delivered to Buyer audited balance sheets of the Company as of December 31, 1996 and 1995 (the "Balance Sheet") and audited statements of income and cash flows for each of the three years in the period ended December 31, 1996, including footnotes thereto (collectively, the "Financial Statements"), included in the Disclosure Schedule. The Financial Statements fairly present in all material respects the financial position of the Company as of December 31, 1996 and 1995 and the results of operations and cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles consistently applied except as disclosed in the notes thereto.

            2.04. Absence of Certain Changes or Events. Except as otherwise set forth in the Disclosure Schedule or as otherwise contemplated by this Agreement, since December 31, 1996, the Company has not (i) suffered any damage, destruction or casualty loss to its physical properties which has a Material Adverse Effect; (ii) incurred or discharged any obligation or liability or entered into any other transaction except in the ordinary course of business and except for obligations, liabilities and transactions that do not individually or in the aggregate have a Material Adverse Effect; (iii) suffered any material adverse change in its assets, business or financial condition; or (iv) increased the rate or terms of compensation payable or to become payable by the Company to its key employees or increased the rate or terms of any bonus, pension or other employee benefit plan covering any of its key employees, except in each case increases occurring in the ordinary course of business in accordance with its customary practices (including normal periodic performance reviews and related compensation and benefit increases) or as required by any pre-existing Commitment (as defined in Section 2.09).

            2.05. Title to Assets. (a) Other than as set forth in Section 6.06(a), the Company has or will have prior to Closing good and marketable title to all of the assets which it purports to own (including those assets reflected on the December 31, 1996 Balance Sheet, except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since the date of the Balance Sheet) ("Assets"), free and clear of all Encumbrances, other than (i) as set forth in the Disclosure Schedule, (ii) for liens for taxes not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings and (iii) Encumbrances which individually or in the aggregate do not have a Material Adverse Effect; provided, however, that Seller does not represent or warrant hereby that the lessors of any lease, license, easement or other agreement (for real property or otherwise) (collectively, the "Leases") to which the Company is a party have good and marketable title to the property leased thereunder. To Seller's knowledge, (i) there are no mortgages or deeds of trust on any real property owned or leased by the Company with respect to which the Company is the mortgagor or the obligor and (ii) there are no liens or security interests on the Assets securing obligations of the Company, or guaranties by the Company of obligations, for borrowed money or evidenced by notes, debentures or other similar instruments.

                  (b) For purposes of this Agreement, transfers under condemnation and conveyances under threat of condemnation shall be considered in the ordinary course of business.

            2.06. Litigation; Compliance with Laws. To the knowledge of Seller, except for matters (i) that have occurred in the ordinary course of the Outdoor Advertising Business (including, but not limited to, local permitting issues),
(ii) that do not have a Material Adverse Effect, (iii) that are listed in the Disclosure Schedule or (iv) that are described in Section 2.08:

                  (a) the Outdoor Advertising Business is not operating under or subject to, or in default with respect to, any order, writ, injunction, judgment or decree of any court or federal, state or local government;

                  (b) the Company has not received written notification of any action or proceeding in any court or before any governmental authority ("Litigation") pending or threatened by or against the Company; and

                  (c) (i) other than with respect to the Company's off-premises advertising displays, the Company is in compliance with applicable laws, by-laws, regulations, orders or decrees, and the present uses by the Company of the assets conveyed hereby do not violate or fail to comply with any such laws, regulations, orders or decrees in any material respect and (ii) with respect to the Company's off-premises advertising displays, the Company has not received written notification from any federal, state, local or other governmental authority that (x) the Company is not in compliance with applicable laws, regulations, orders or decrees, or (y) the present uses by the Company of such off-premises advertising displays violate or fail to comply with any such laws, regulations, orders or decrees in any material respect.

            2.07. Permits. To the knowledge of Seller, the Disclosure Schedule lists all material licenses and permits paid by the Company as of the date set forth on such listing in connection with the Outdoor Advertising Business and issued to the Company by any federal or state governmental authority.

            2.08. Environmental. (a) To the knowledge of Seller, no hazardous substance (as defined under applicable federal, state, local or foreign law) has been treated, stored, disposed of or discharged into the environment on or from the premises of any real property owned by the Company or subject to any Lease which is required by law, rule or regulation currently in effect to be remediated by or at the expense of Seller or the Company, other than (i) as listed in the Disclosure Schedule or (ii) where the cost of such remediation individually or in the aggregate would not have a Material Adverse Effect.

                  (b) Buyer and Seller agree that the only representations and warranties of Seller in this Agreement as to any Environmental Matters are those contained in Section 2.06 and this Section 2.08, and that such representations and warranties relate only to the present use of the property owned by the Company or subject to any Lease. As used herein, the term "Environmental Matters" means any matter arising out of or relating to environment, safety, health or sanitation or the production, storage, handling, use, emission, release, discharge or disposal of any substance, product or waste which is hazardous or toxic or which is regulated by municipal, state, federal, foreign or other law.

            2.09. Commitments. The Disclosure Schedule lists each written contract or agreement and, to the knowledge of Seller, each oral agreement, to which the Company is a party or by which the Company is bound and which is material to the business or financial condition of the Company (collectively, the "Commitments"). Except as set forth in the Disclosure Schedule, to Seller's knowledge, the Company is not in default under any of the Commitments, which default has a Material Adverse Effect.

            2.10. Corporate Power and Authority; Effect of Agreement. (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Documents (as defined in Section 12.01) and to consummate the transactions contemplated hereby and thereby.

                  (b) The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller.

                  (c) This Agreement has been, and the Ancillary Documents when executed and delivered will be, duly and validly executed and delivered by Seller; and this Agreement constitutes, and the Ancillary Documents when executed and delivered will constitute, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and (ii) is subject to general principles of equity.

                  (d) The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents and the consummation by Seller of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, rule or regulation to which Seller or the Company is subject, (ii) violate any order, judgment or decree applicable to Seller or the Company, or (iii) violate any provision of the certificate of incorporation or the by-laws of Seller or the Company; except, in each case, for violations which individually or in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby and thereby and would not have a Material Adverse Effect.

            2.11. Employee Benefit Plans. (a) The Disclosure Schedule lists all material Company Benefit Plans and material Benefit Arrangements (as defined in
Section 9.01). True and complete copies thereof, where in writing, have previously been delivered or made available to Buyer.

                  (b) With respect to each of the Company Benefit Plans intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), except as set forth in the Disclosure Schedule, (i) a favorable determination letter has been issued by the Internal Revenue Service (the "IRS") that considers all amendments to such Company Benefit Plans required by the Tax Reform Act of 1986, and (ii) there have been no prohibited transactions (within the meaning of Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code) for which no exemption exists under Section 408 of ERISA or Section 4975 of the Code and for which there is any liability or civil penalty assessed pursuant to Section 502(i) of ERISA or taxes imposed by Section 4975 of the Code which would individually or in the aggregate have a Material Adverse Effect.

                  (c) Except as set forth in the Disclosure Schedule, the Company Benefit Plans and the Benefit Arrangements have been maintained in accordance with their terms and all provisions of applicable law, except where the failure to do so does not have a Material Adverse Effect.

                  (d) Except as set forth in the Disclosure Schedule, the Company does not have any obligation to contribute to a "multiemployer plan" as defined in Section 3(37) of ERISA or a Benefit Plan subject to Title IV of ERISA with respect to any Employees or any Union Employees (as defined in Section 9.01(c)).

            2.12. Consents. To the knowledge of Seller, no consent, approval or authorization of, or exemption by, or filing with, any governmental authority is required to be obtained or made by Seller in connection with the execution, delivery and performance by Seller of this Agreement and the Ancillary Documents or the taking by Seller of any other action contemplated hereby or thereby, other than (i) pursuant to the HSR Act, (ii) as listed in the Disclosure Schedule or (iii) such consents, approvals, authorizations or exemptions which individually or in the aggregate, if not made, obtained or granted, would not have a Material Adverse Effect and would not materially affect the ability of Seller to execute, deliver and perform this Agreement and the Ancillary Documents or the transactions contemplated hereby or thereby.

            2.13. Taxes. (a) Except as set forth in the Disclosure Schedule, all federal, state, local and foreign tax returns and reports required to be filed with respect to the Company have been filed in a timely manner (taking into account all extensions of due dates) and all taxes shown as due thereon have been paid, except where the failure to so file or pay, individually or in the aggregate, does not have a Material Adverse Effect. Except as set forth in the Disclosure Schedule, no deficiencies for any taxes in respect of the Company have been asserted in writing against the Company which remain unpaid and which individually or in the aggregate have a Material Adverse Effect.

                  (b) Neither Seller nor the Company is a "foreign person" within the meaning of Section 1445(b)(2) of the Code.

            2.14. Fees. Except for the fees payable to Goldman, Sachs & Co., neither Seller nor the Company has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.


                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer hereby represents and warrants to Seller as follows:

            3.01. Corporate Power and Authority; Effect of Agreement. (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby and thereby.

                  (b) The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer.

                  (c) This Agreement has been, and the Ancillary Documents when executed and delivered will be, duly and validly executed and delivered by Buyer; and this Agreement constitutes, and the Ancillary Documents when executed and delivered will constitute, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and (ii) is subject to general principles of equity.

                  (d) The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents and the consummation by Buyer of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, rule or regulation to which Buyer is subject, (ii) violate any order, judgment or decree applicable to Buyer, or (iii) violate any provision of the Certificate of Incorporation or the By-laws of Buyer; except, in each case, for violations which individually or in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby and thereby.

            3.02. Consents. Except pursuant to the HSR Act and except for filings pursuant to applicable federal securities laws and regulations, no consent, approval or authorization of, or exemption by, or filing with, any governmental authority is required to be obtained or made by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement, or the taking by Buyer of any other action contemplated hereby.

            3.03. Availability of Funds. (a) Buyer will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

                  (b) Canadian Imperial Bank of Commerce ("CIBC") and CIBC Wood Gundy Securities Corp. ("CIBCWG") have issued to Buyer, and Buyer has received and accepted from CIBC and CIBCWG, a commitment letter dated as of the date hereof (the "Senior Credit Facilities Commitment Letter"), whereby CIBC has committed to provide to Buyer a credit facility consisting of a term loan facility and a revolving credit facility, subject to the terms and conditions of the Senior Credit Facilities Commitment Letter. CIBC, Inc. and CIBC WG Argosy Merchant Fund 2, L.L.C. ("CIBC Argosy") have issued to Buyer, and Buyer has accepted from CIBC, Inc. and CIBC Argosy, a commitment letter dated as of the date hereof (the "Bridge Loan Commitment Letter" and, collectively with the Senior Credit Facilities Commitment Letter, the "Commitment Letters"), whereby CIBC, Inc. has committed to provide a senior subordinated bridge loan and CIBC Argosy has committed to purchase Buyer's Senior Increasing Rate Redeemable Preferred Stock, subject to the terms and conditions of the Bridge Commitment Letter. Buyer has delivered true and complete copies of the Commitment Letters to Seller. The aggregate amount of financing pursuant to the Commitment Letters will be sufficient to enable Buyer to consummate the transactions contemplated by this Agreement and to refinance, to the extent necessary, Buyer's existing debt. The Commitment Letters are in full force and effect without amendment or modification, except for any amendments or modifications made after the date of this Agreement without otherwise causing the terms of this Section 3.03 to become untrue and without otherwise having a material adverse effect upon Buyer's right to funding of the credit and equity facilities under the Commitment Letters.

                  (c) Consummation of the transactions contemplated hereby and by the Commitment Letters will not cause or result in any breach or default (including any event which, with notice or lapse of time or both would be a breach or a default) or trigger any repurchase requirements under any of the terms or provisions of any indebtedness of Buyer or its subsidiaries that will be outstanding after consummation of the transactions contemplated hereby.

            3.04. Litigation. There is no Litigation pending or, to Buyer's knowledge, threatened (i) against Buyer or any of its affiliates with respect to which there is a reasonable likelihood of a determination which would materially affect the ability of Buyer to perform its obligations under this Agreement, or
(ii) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby. Neither Buyer nor any of its affiliates is subject to any outstanding orders, rulings, judgments or decrees which would materially affect the ability of Buyer to perform its obligations under this Agreement.

            3.05. Purchase for Investment. Buyer is purchasing the Stock for investment and not with a view to any public resale or other distribution thereof, except in compliance with applicable securities laws. Buyer acknowledges that it has received, or has had access to, all information which it considers necessary or advisable to enable it to make a decision concerning its purchase of the Stock.


                                   ARTICLE IV

                               COVENANTS OF SELLER

            Seller hereby covenants and agrees with Buyer as follows:

            4.01. Conduct of Business. Except as may be otherwise contemplated by this Agreement or required by any of the documents listed in the Disclosure Schedule or except as Buyer may otherwise consent to in writing (which consent shall not be unreasonably withheld), from the date hereof and prior to the Closing Date, Seller will (i) cause the Company to (x) in all material respects operate the Outdoor Advertising Business only in the ordinary course, (y) use its reasonable efforts to keep available until the Closing Date the services of its present employees and agents (as a group) involved in the Outdoor Advertising Business, and (z) use its reasonable efforts to preserve its relationship with its material lenders, suppliers, contractors, customers, lessors, advertisers, licensors and licensees and others having material business dealings with the Outdoor Advertising Business such that the Outdoor Advertising Business will not be materially impaired and (ii) use its reasonable efforts to maintain in full force and effect Seller's self-insurance plan which insures, among other affiliates of Seller, the Company.

            4.02. Access. From the date hereof and prior to the Closing Date, Seller shall provide Buyer with such information as Buyer may from time to time reasonably request with respect to the Company and the transactions contemplated by this Agreement and the Ancillary Documents, and shall provide Buyer and its accountants, counsel, consultants and other representatives reasonable access, during regular business hours and upon reasonable notice, to the personnel, properties, books and records of the Company as Buyer may from time to time reasonably request; provided, however, that Seller shall not be obligated to provide Buyer with any information which, in the sole discretion of Seller, relates to trade secrets or the disclosure of which would violate any law, rule or regulation or term of any Commitment, or if the provision thereof would, in the sole discretion of Seller, adversely affect the ability of Seller, the Company or any of their affiliates to assert attorney-client, attorney work product or other similar privilege, and provided, further, that any information provided under this Section 4.02 shall be limited to information available at Seller's headquarters or such other location as designated by Seller until such time as Seller has made a public announcement or issued a press release concerning the transactions contemplated herein, whichever is earlier. Any disclosure whatsoever during such investigation by Buyer shall not constitute an enlargement of or additional representations or warranties of Seller beyond those specifically set forth in this Agreement. All such information and access shall be subject to the terms and conditions of the letter agreement dated February 19, 1997 (the "Confidentiality Agreement").

            4.03. No Solicitation. From the date hereof and prior to the Closing Date, Seller shall not, nor permit any of its affiliates to, solicit or encourage any inquiries or proposals for, or enter into any discussions with respect to, the acquisition or disposition of the Company.

            4.04. Further Assurances. At any time or from time to time after the Closing, Seller shall, at the request of Buyer and at Buyer's expense, execute and deliver any further instruments or documents and take all such further action as Buyer may reasonably request in order to evidence the consummation of and give effect to the transactions contemplated hereby and by the Ancillary Documents.

            4.05. Interim Statements. Prior to Closing, and in addition to the information to be provided pursuant to Section 1.04 above, Seller agrees to promptly provide to Buyer unaudited monthly net sales results of the Company with respect to all periods after December 31, 1996.


                                    ARTICLE V

                               COVENANTS OF BUYER

            Buyer hereby covenants and agrees with Seller as follows:

            5.01. Books and Records; Personnel. For a period of seven years from the Closing Date:

                  (a) Buyer shall not dispose of or destroy any books and records relating to the Company for periods prior to the Closing ("Books and Records") without first offering to turn over possession thereof to Seller by written notice to Seller at least 30 days prior to the proposed date of such disposition or destruction;

                  (b) Buyer shall, upon prior written notice, allow Seller and its agents access to all Books and Records during normal working hours at Buyer's principal place of business or at any location where any Books and Records are stored, and Seller shall have the right, at its own expense, to make copies of any Books and Records; provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of Buyer's business;

                  (c) Buyer shall make available to Seller upon written request
(i) copies of any Books and Records, (ii) Buyer's personnel to assist Seller in locating and obtaining any Books and Records, and (iii) any of Buyer's personnel whose assistance or participation is reasonably required by Seller or any of its affiliates in anticipation of, or preparation for, existing or future Litigation, tax returns or other matters in which Seller or any of its affiliates is involved. Seller shall reimburse Buyer for the reasonable out-of-pocket expenses incurred by Buyer in performing the covenants contained in this Section 5.01(c); provided, however, that any such access or copying shall be had or done in such manner so as not to interfere with the normal conduct of Buyer's business.

                  (d) The foregoing provisions of this Section 5.01 shall be in addition to the obligations of Buyer under Sections 6.01(g) and 12.02(c)(ii).

            5.02. Buyer's Knowledge of Business; Representations of Seller Modified by Buyer's Knowledge. To the knowledge of Buyer, the representations and warranties of Seller made in this Agreement or in any Ancillary Document entered into on or prior to the date hereof are true and correct. Buyer hereby agrees that to the extent any representation or warranty of Seller made herein or in any Ancillary Document is, to the knowledge of Buyer acquired prior to the date hereof, untrue or incorrect, (i) Buyer shall have no rights hereunder or thereunder by reason of such untruth or inaccuracy, and (ii) any such representation or warranty by Seller shall be deemed to be amended to the extent necessary to render it consistent with such knowledge of Buyer. In addition, between the date hereof and the Closing, Buyer may acquire additional knowledge concerning the matters covered by the representations and warranties of Seller. Accordingly, Buyer agrees (without prejudice to any rights which Buyer may have under Sections 7.01, 10.01 and 10.02) that, if the Closing occurs, then to the extent any representation or warranty of Seller made herein or in any Ancillary Document entered into at or prior to the Closing, to the knowledge of Buyer acquired from and after the date hereof and prior to the Closing, is untrue or incorrect, (x) Buyer shall have no rights hereunder or thereunder by reason of such untruth or inaccuracy, and (y) any such representation or warranty by Seller shall be deemed to be amended to the extent necessary to render it consistent with such knowledge of Buyer.

            5.03. Liabilities. (a) Buyer understands and agrees that, from and after the Closing, except as specifically provided in Section 6.01 to the contrary, and except for any obligations expressly incurred by Seller in its capacity as seller under this Agreement (including, without limitation, under Sections 9.02, 9.03, 9.07, 12.02, 12.08, 12.09 and 12.12) (collectively, "Seller
Obligations"), neither Seller nor any its affiliates shall have any liability or responsibility for any liability or obligation of, or arising out of, or relating to, the Outdoor Advertising Business or the operation of the Outdoor Advertising Business in the United States by the Company (including, but not limited to, any liability or obligation of Seller arising out of, or relating to, the ownership by Seller of the Business) (including, in each case, as to tradeouts and barter (as such terms are used in the industry), Environmental Matters, Litigations and Nonassignable Assets (as defined in Section 12.12)), of whatever kind or nature, whether contingent or absolute, whether arising prior to or on or after, and whether determined or indeterminable on, the Closing Date, and whether or not specifically referred to in this Agreement (such liabilities and obligations, except as specifically provided in Section 6.01 to the contrary, except for the Seller Obligations and except for such liabilities arising from Seller's fraud, willful misconduct or bad faith, being collectively referred to as the "Liabilities"). Accordingly, Buyer agrees that, effective upon the Closing, Buyer shall assume and be responsible for and indemnify Seller and its affiliates and hold each of them harmless against, and shall not bring any claim or action against Seller or its affiliates with respect to, any liability, loss, damage, claim (including third-party claims, whether or not meritorious), cost or expense (including, without limitation, reasonable attorneys' fees and disbursements) (collectively, "Losses") incurred or suffered by any of them arising out of any of the Liabilities.

                  (b) Buyer shall pay each Liability (or reimburse Seller therefor) on the later of the date on which such Liability is due or within five days after Seller advises Buyer of the amount thereof; provided, however, that Buyer may dispute any such Liability with the third party to whom such Liability is owed, in good faith, by appropriate proceedings after written notice to Seller of its intent to do so and receipt of Seller's written consent thereto (which consent shall not be unreasonably withheld and shall be deemed given if Seller does not object thereto in writing within ten days after receipt of Buyer's written notice). The grant to Buyer of such right to dispute shall not in any way affect the obligation of Buyer, pursuant to Section 12.02(b) or otherwise, to indemnify Seller and its affiliates against Losses sustained or incurred by any of them arising out of or relating to such Liability, including by reason of Buyer's disputing such Liability.

                  (c) Buyer shall procure insurance, reasonably acceptable to Seller and the Company's insurers (the "Company's Insurers"), insuring, effective from and after the Closing, any product liability, general liability, automobile liability and other claims relating to the Company in respect of periods prior to the Closing ("Claims"), for which Seller or any of its affiliates is responsible vis-a-vis the Company's Insurers and for which Buyer has assumed responsibility pursuant to Section 5.03(a) so that (i) from and after the Closing, the Company's Insurers will no longer look to Seller or any of its affiliates for reimbursement of any payment made by the Company's Insurers in respect of any Claim, and (ii) at the Closing, the Company's Insurers will release any letters of credit of Seller or any of its affiliates held by the Company's Insurers to secure the obligations of Seller or any of its affiliates with respect to Claims.

            5.04 Performance Bonds. At the Closing, Buyer shall deliver to Seller replacement (or, if the beneficiary thereof will not permit replacement, back-up) performance bonds, payment bonds, bid bonds, letters of credit, guarantees and similar instruments, in an aggregate principal amount and with terms and from banks or other financial institutions or surety companies in each case reasonably satisfactory to Seller, to replace (or, to the extent required as described above, to collateralize) any performance bonds, payment bonds, bid bonds, letters of credit, guarantees and similar instruments of Seller or of any of its affiliates related to the Company of which Seller advises Buyer or of which Buyer otherwise has knowledge prior to the Closing (in each case, or portions thereof) remaining outstanding on the Closing Date with respect to which Seller or any of its affiliates will have any liability after the Closing.

            5.05. Imprints. (a) No later than 180 days after the Closing Date, Buyer, at its sole expense, shall remove from all advertising displays and vehicles transferred hereby all imprints containing the Names (as defined in Section 6.02) or Logos (as defined in Section 6.02); provided, however, that (i) Buyer shall remove all such imprints within 120 days after the Closing Date with respect to any such advertising displays containing tobacco advertising, and
(ii) Buyer shall not place any new tobacco advertising on any such advertising displays without removing all such imprints from such displays.

                  (b) Buyer shall indemnify Seller and its affiliates and hold them harmless from and against any and all Losses incurred or suffered by any of them arising out of or resulting from the use of the Names or any similar name or any Logos incorporating such Names or any similar Names by Buyer after the Closing, whether or not such use is contemplated under this Section 5.05.

            5.06. Consummation of Agreement. Buyer will take all corporate and other action required of it to carry out the transactions contemplated by this Agreement and the Commitment Letters, and will not take any action that would have the effect of impeding or preventing the consummation of the transactions contemplated by this

Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

            5.07. Further Assurances. At any time or from time to time after the Closing, Buyer shall, at the request of Seller and at the expense of Seller, execute, acknowledge and deliver any further assumption agreements, instruments or documents and take all such further action as Seller may reasonably request in order to evidence the consummation of and give effect to the transactions contemplated hereby and by the Ancillary Documents, and the assumption by Buyer of the Liabilities.


                                   ARTICLE VI

                              ADDITIONAL COVENANTS

            6.01. Taxes.

                  (a) Returns. (i) Consolidated Returns. Buyer shall cause the Company to consent to join, for all taxable periods of the Company ending on or before the Closing Date for which the Company is eligible to do so, in any consolidated, combined or unitary Income Tax (as defined in Section 6.01(j)(i)) returns which Seller shall request the Company to join. Seller shall cause to be prepared and filed all such consolidated, combined or unitary Income Tax returns. Buyer agrees to cooperate with Seller and its affiliates in the preparation of the portions of such Income Tax returns pertaining to the Company, and hereby agrees to take no position inconsistent with the Company being a member of such group. Seller shall cause to be timely paid all Income Taxes to which such Income Tax returns relate for all periods covered by such returns.

                       (ii) Other Pre-Closing Returns. Seller shall cause to be prepared, and Buyer shall cause to be timely filed, all required Income Tax returns of the Company (other than those to be filed by Seller pursuant to Section 6.01(a)(i)) for any period which ends on or before or includes the Closing Date, for which Income Tax returns have not been filed as of such date. Buyer and its affiliates, including the Company after the Closing Date, shall cooperate with Seller and its affiliates in the preparation of such Income Tax returns. Seller shall provide such Income Tax returns to Buyer not less than five business days before the due date (including extensions) for filing such returns.

                  (b) Payments. Buyer shall timely cause to be paid all Income Taxes with respect to the Income Tax returns to be caused to be filed by Buyer pursuant to Section 6.01(a)(ii). Such Income Taxes to be caused to be paid by Buyer, to the extent attributable to any period or portion of a period ending on or before the Closing Date, shall be referred to herein as "Pre-Closing Taxes". Seller shall pay to Buyer an amount equal to the Pre-Closing Taxes due with respect to any such Income Tax returns caused to be filed by Buyer (after taking into account any estimated Income Taxes previously paid and net of any tax benefits to Buyer or any of its affiliates, including the Company). Where the Pre-Closing Taxes involve a period which begins before and ends after the Closing Date (a "Straddle Period"), such Pre-Closing Taxes shall be calculated on the basis of taxable income of the Company determined pursuant to the principles of Treasury Regulations Section 1.1502-76(b)(i) as though the taxable year of the Company terminated at the Closing. Any amounts owed by Seller to Buyer pursuant to this Section 6.01(b) shall be paid by Seller within ten days of Buyer's request therefor.

                  (c) Refunds. Any refunds or credits of Income Taxes (including any interest thereon) received by or credited to the Company attributable to periods ending on or prior to the Closing Date or to Straddle Periods (in the case of Straddle Periods, which were not borne by Buyer) (collectively, "Seller's Refunds"), shall be for the benefit of Seller, and Buyer shall use its best efforts to obtain any Seller's Refunds and shall cause the Company to pay over to Seller any Seller's Refunds immediately upon receipt thereof. In addition, if the Pre-Closing Taxes with respect to a Straddle Period of the Company are less than the sum of the Income Tax payments made by or credited to the Company on or before the closing Date and payments made to Buyer pursuant to
Section 6.01(b), in each case with respect to such Straddle Period, Buyer shall cause the Company to pay to Seller the excess of such sum over such Pre-Closing Taxes immediately upon the Company receiving the benefit of such excess through a reduction in any Income Tax payment required to be made by the Company after the Closing.

                  (d) Buyer's Indemnification. If the Closing shall occur, and subject to Buyer fulfilling its obligations under Section 6.01(f), Seller shall indemnify and hold harmless Buyer against any and all liability (including, without limitation, interest, additions to tax and penalties, but net of any tax benefits to Buyer or any of its affiliates, including the Company) for (i) Income Taxes due with respect to or assessed against the Company for any taxable period of the Company ending on or prior to the Closing Date, other than any Buyer's Taxes (as defined in Section 6.01(e)), (ii) Pre-Closing Taxes that relate to a Straddle Period, and (iii) Income Taxes of any member (other than the Company) of any affiliated group of which Seller is a member assessed against the Company for any taxable period ending prior to or including the Closing Date by reason of the Company being severally liable for the entire tax of such affiliated group pursuant to Treasury Regulations Section 1.1502-6 or any analogous state or local tax provision.

                  (e) Seller's Indemnification. It is understood by the parties hereto that Seller shall not indemnify Buyer or any of its affiliates and instead that Buyer shall, if the Closing shall occur, pay, or cause to be paid, and Buyer and the Company shall jointly and severally indemnify Seller and its affiliates against and hold them harmless from any liability for taxes, additions to tax, interest, penalties or other tax detriment (which, shall include, but not be limited to, the utilization of any net operating loss or capital loss or the utilization of any tax credits or other tax attributes by the Company) arising from any action or failure to act by Buyer or any affiliate of Buyer (including the Company) from and after the Closing, including, without limitation, any sale or other disposition of assets by the Company from and after the Closing or the operation or ownership of the business of the Company from and after the Closing ("Buyer's Taxes").

                  (f) Audits. Buyer shall promptly notify Seller in writing upon receipt by Buyer or any affiliate of Buyer (including the Company after the Closing Date) of notice of any pending or threatened federal, state, local or foreign tax audits or assessments which may affect the Income Tax liabilities of the Company and for which Seller would be liable under Section 6.01(d). Seller shall have the sole right to represent the interests of the Company in any federal, state, local or foreign Income Tax matter, including any audit or administrative or judicial proceeding or the filing of any amended return, which involves a refund to which Seller would be entitled under Section 6.01(c) or an Income Tax liability or potential Income Tax liability for which Seller would be liable under Section 6.01(d) (a "Tax Matter"), and to employ counsel of its choice at its expense. Buyer agrees that it will cooperate fully with Seller and its counsel in the defense or compromise of any Tax Matter. In no case shall Buyer (including the Company after the Closing Date) settle or otherwise compromise any Tax Matter without the prior written consent of Seller.

                  (g) Cooperation. After the Closing Date, Buyer and Seller shall make available to the other, as reasonably requested, all information, records or documents relating to tax liabilities or potential tax liabilities of the Company for all periods prior to or including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof. Buyer shall prepare and provide to Seller such federal, state, local and foreign tax information packages as Seller shall request for the use of Seller in preparing any tax return that relates to the Company. Such tax information packages shall be completed by Buyer and provided to Seller within 30 days after request therefor. Notwithstanding any other provisions hereof, each party shall bear its own expenses in complying with the foregoing provisions.

                  (h) Section 338 Elections and Forms. (i) Buyer and Seller hereby covenant and agree with each other that they will join in making an election under section 338(h)(10) of the Code, and the regulations promulgated thereunder, and any applicable analogous provision of state or local law, with respect to the sale and acquisition of the Stock hereunder (the "Section 338(h)(10) Elections").

                       (ii) In the case of any Section 338(h)(10) Elections that are made in accordance with Section 6.01(h)(i) hereof,

                           (A) Buyer shall be responsible for the preparation
and timely filing of all returns (other than Income Tax returns the responsibility for the preparation and filing of which is governed by Section 6.01(a)), documents, statements and other forms required to be filed with any federal, state or local taxing authority in connection with the Section 338(h)(10) Elections (the "Section 338 Forms"); provided, however, that Seller shall be solely responsible for calculating the gain or loss resulting from making the Section 338(h)(10) Elections;

                           (B) Seller shall cooperate with Buyer to enable Buyer
to prepare and file all Section 338 Forms and shall execute and deliver to Buyer such documents or forms as are required by the Code or the regulations promulgated thereunder (and any applicable analogous provision of state or local law) to properly complete the Section 338 Forms and to complete the Section 338 Elections, provided that such material is completed and delivered by Buyer to Seller for execution at least 60 days prior to the date Buyer wishes to file such material;

                           (C) The Purchase Price, liabilities of the Company,
and other relevant items, shall be allocated in accordance with the rules of section 338 of the Code and the regulations promulgated thereunder. Such allocation shall be set forth on a schedule which shall be prepared jointly by Buyer and Seller within 90 days following the Closing Date. All allocations contained in such schedule shall be used by each party and its affiliates in preparing the Section 338 Forms and all relevant Income Tax returns, subject to adjustment to reflect (i) Seller's selling expenses as a reduction of sales proceeds, and (ii) Buyer's acquisition expenses as an addition to Purchase Price;

                           (D) Buyer hereby indemnifies and holds Seller, the
Company and any affiliated person or entity affected thereby harmless from and against any and all claims, demands, liabilities, obligations, taxes, actions, suits, proceedings, losses, damages, costs, expenses, assessments, judgments, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees, of every kind and description, contingent or otherwise, arising out of or resulting from any adverse tax consequences ("Tax Damages") that may result (a) if Buyer makes an election under section 338(g) of the Code and Buyer and Seller do not make Section 338(h)(10) Elections, or (b) if any income or gain is otherwise recognized by the Company after Buyer acquires control of the Company; and

                           (E) Provided that Buyer shall have fulfilled all of
its obligations under this Section 6.01(h) and as required by the Code or any regulations promulgated thereunder and any analogous provisions of state or local law with respect to the Section 338(h)(10) Election, Seller shall indemnify Buyer, the Company and any affiliated person or entity affected thereby harmless from and against any and all Tax

Damages that may result if Seller does not make a Section 338(h)(10) Election as provided above.

                  (i) Tax Sharing. Other than pursuant to this Agreement, as of the Closing Date, the Company shall not have any further rights or obligations under any tax-sharing agreement with or among the Seller and/or any of its affiliates.

                  (j) Miscellaneous. (i) For purposes of this Agreement, "Income Tax" means any federal, state, local or foreign tax (including interest, penalties or additions to such tax) based upon, measured by, or calculated with respect to, net income.

                       (ii) Buyer shall bear the cost of any documentary stamp, sales, excise, transfer, stock transfer, real property transfer taxes or real property gains taxes (provided that such real property gains taxes are not an Income Tax) and similar taxes payable in respect of the sale of the Stock hereunder.

                       (iii) Except as otherwise required by law, including any contrary determination (within the meaning of section 1313 of the Code), Buyer and Seller agree to treat all payments made under this Section 6.01 or Article XII as adjustments to Purchase Price for tax purposes.

            6.02. Corporate Name. Buyer acknowledges that, as between Buyer and Seller, Seller has the absolute and exclusive proprietary right to all names, marks, trade names, trademarks, service names and service marks (collectively, "Names") incorporating "Minnesota Mining and Manufacturing", "3M", "3M Media" and "3M National" and to all corporate symbols or logos (collectively, "Logos") incorporating "Minnesota Mining and Manufacturing", "3M", "3M Media" or "3M National", all right to which and the goodwill represented thereby and pertaining thereto are being retained by Seller. Buyer agrees that it will not use the Names "Minnesota Mining and Manufacturing", "3M", "3M Media" or "3M National" or any Logo incorporating such Names in connection with the sale of any products or services or otherwise in the conduct of its business, except as expressly permitted by Seller in writing.

            6.03. Cash Management. (a) Seller shall be entitled, prior to the Closing, to collect and retain the proceeds of all items received in any bank account of the Company (collectively, the "Bank Accounts") or otherwise in respect of the Company (including the amount of any checks received by the Company), and all other cash on hand, through the close of business on the day immediately preceding the Closing Date (the "Pre-Closing Cash"); provided, however, that Seller may in its sole discretion not collect but leave in any of the Bank Accounts or other locations of the Company all or any portion of the Pre-Closing Cash, and the aggregate amount of such uncollected Pre-Closing Cash, calculated, in the case of foreign cash, at the exchange rate at the close of business on the day immediately preceding the Closing Date as reported in The Wall Street Journal, shall be reflected in the Working Capital adjustment to the Purchase Price.

                  (b) As part of Seller's cash management program, Seller and the Company maintain the bank account(s) set forth opposite their names in the Disclosure Schedule from which transfers to Seller and its applicable affiliates may be made, and into which certain payments from Seller and its applicable affiliates may be deposited (such accounts being referred to collectively as the "Seller Accounts"). At the Closing, Seller shall retain all of the Seller Accounts (including any positive cash balance contained therein) (which shall not be reflected in the Working Capital adjustment to the Purchase Price), it being the intention of Buyer to open new accounts to serve the purposes theretofore served by the Seller Accounts.

            6.04. Filings; Other Action. (a) Subject to the terms and conditions herein provided, each party shall:

                       (i) Promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the transactions contemplated hereby;

                       (ii) Use their best efforts to cooperate with one another in (x) determining which filings are required to be made prior to the consummation of the transactions contemplated hereby, and which consents, approvals, permits or authorizations are required to be obtained prior to the consummation of the transactions contemplated hereby from governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations;

                       (iii) Without limiting Buyer's obligations under Section
1.02 or Section 6.04(d) of this Agreement, use their best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper and appropriate to consummate and effectuate the Closing Date for the transaction contemplated hereby on or prior to the Termination Date (as hereinafter defined), including, without limitation, promptly responding to any request for additional information pursuant to Section (e)(1) of the HSR Act ("Second Request"), and the resolution of objections, if any, as may be asserted by any governmental authority with respect to the transactions contemplated hereby under any antitrust or trade or regulatory laws or regulations of any governmental authority (it being understood and agreed that Buyer shall use all measures available to it to consummate the transactions contemplated hereby including, if necessary to resolve such objections, by way of selling, licensing or otherwise disposing of, or holding separate or otherwise divesting itself of, all or any portion of its businesses or assets or any portion of the business or assets of any of its subsidiaries or any portion of the business or assets of the Company); provided, however, that, without limiting Buyer's obligations under this paragraph or under Section 1.02 or Section 6.04(d) of this Agreement, Buyer shall have the right, given the option by a governmental agency, to determine (x) which businesses or assets, or portions thereof, shall be, if necessary to satisfy such objections, sold, licensed, disposed of, held separate or divested, and (y) on what terms and conditions such actions shall be taken;

                       (iv) Use their best efforts to lift or rescind or appeal any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and use their best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages; and

                       (v) Furnish to the other party, upon request, copies of all correspondence, filings or communications between that party, or any of its representatives, on the one hand, and any governmental agency or authority, on the other hand, with respect to pre-notification obligations under any antitrust law with respect to this Agreement; provided, however, that with respect to any documents that one party reasonably believes should not be disclosed to the other party, such party shall instead furnish those documents to counsel for the other party pursuant to a mutually satisfactory confidentiality agreement.

                  (b) "Termination Date" shall mean that date one hundred twenty
(120) days after the initial filing by Seller under the HSR act of its Notification and Report Form for Certain Mergers and Acquisitions with respect to the transaction contemplated hereby and which initial filing is not rejected for any deficiency; provided, however, that such one hundred twenty day period shall be tolled for, and to the extent of, any of the following:

                       (i) in the event that Buyer has substantially complied with any Second Request but Seller has not substantially complied, each day after the date of Buyer's substantial compliance until and including the date of Seller's substantial compliance with the Second Request; and

                       (ii) in the event that Buyer has entered into an agreement with the Department of Justice or the Federal Trade Commission with respect to the transaction contemplated hereby ("Agreement"), each day after the date of submission of the Agreement to the appropriate federal court or the Federal Trade Commission for which Buyer is enjoined from closing, by either the appropriate federal court or the Federal Trade Commission or pursuant to the specific request of the Department of

Justice or the Federal Trade Commission which request is embodied in the Agreement with the relevant agency.

                  (c) In the event that Seller has substantially complied with any Second Request but Buyer has not substantially complied, Buyer agrees to pay Seller an amount of $10,000 per day for each day after the date of Seller's substantial compliance until and including the date of Buyer's substantial compliance with the Second Request.

                  (d) Buyer agrees to use its best efforts to obtain all necessary regulatory or judicial approvals, and to take such other actions as are necessary, to consummate the transaction contemplated herein prior to the expiration of any public notice and comment period that may be required in connection with the approval of the Agreement.

            6.05. Buyer Investigation; No Representations or Warranties; Exclusivity of Remedies. (a) BUYER HEREBY ACKNOWLEDGES THAT IT HAS INDEPENDENTLY EVALUATED AND CONDUCTED DUE DILIGENCE SATISFACTORY TO BUYER WITH RESPECT TO THE ASSETS OF THE COMPANY AND THE OUTDOOR ADVERTISING BUSINESS (INCLUDING, BUT NOT LIMITED TO, THE OPERATIONS, FACILITIES, CONTRACTS, CUSTOMER FILES, INTELLECTUAL PROPERTY, FINANCIAL INFORMATION AND PROSPECTS OF THE BUSINESS), AND HAS BEEN REPRESENTED BY, AND HAD THE ASSISTANCE OF, COUNSEL IN THE CONDUCT OF SUCH DUE DILIGENCE, THE PREPARATION AND NEGOTIATION OF THIS AGREEMENT AND THE ANCILLARY DOCUMENTS, AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY.

                  (b) SELLER HAS MADE AVAILABLE TO BUYER AND ITS REPRESENTATIVES CERTAIN INFORMATION AND RECORDS RELATING TO THE ASSETS OF THE COMPANY AND THE OUTDOOR ADVERTISING BUSINESS. IT IS UNDERSTOOD AND AGREED BY THE PARTIES THAT NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, HAS BEEN MADE BY SELLER OR ITS AGENTS REGARDING THE ACCURACY OR COMPLETENESS OF ANY SUCH INFORMATION OR RECORDS, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OF THE ANCILLARY DOCUMENTS, AND THAT SELLER WILL NOT HAVE OR BE SUBJECT TO ANY LIABILITY TO BUYER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO BUYER, OR BUYER'S USE, OF ANY SUCH INFORMATION OR RECORDS, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR EXCEPT AS A RESULT OF FRAUD. FURTHERMORE, BUYER AGREES THAT IT IS ACCEPTING POSSESSION OF THE ASSETS OF THE COMPANY AND THE OUTDOOR ADVERTISING BUSINESS BEING TRANSFERRED TO BUYER UPON

ACQUISITION BY BUYER OF THE STOCK AT THE CLOSING "AS IS, WHERE IS, WITH ALL FAULTS", WITH NO RESULTING RIGHT OF SET-OFF OR REDUCTION IN THE TOTAL PURCHASE PRICE, AND THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OF THE ANCILLARY DOCUMENTS, SUCH TRANSFER IS BEING MADE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF INCOME POTENTIAL, OPERATION EXPENSE, USE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY, WITH RESPECT TO ANY OF THE ASSETS OR THE OUTDOOR ADVERTISING BUSINESS BEING SO TRANSFERRED, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, ALL OF WHICH REPRESENTATIONS AND WARRANTIES ARE HEREBY DISCLAIMED AND RENOUNCED BY SELLER. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN SECTION 2.08 OF THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER TO THE BUYER REGARDING THE PRESENCE OR ABSENCE OF ANY HAZARDOUS SUBSTANCES, ASBESTOS CONTAINING MATERIALS, UNDERGROUND STORAGE TANKS OR PCBS IN, AT OR UNDER ANY OF THE ASSETS OF THE COMPANY OR THE ACCURACY OR COMPLETENESS OF ANY STATEMENTS, DOCUMENTS OR REPORTS REGARDING ENVIRONMENTAL MATTERS RECEIVED FROM SELLER, AND BUYER ACKNOWLEDGES THAT IT HAS CONDUCTED SUCH INVESTIGATIONS AS IT HAS DEEMED APPROPRIATE TO EVALUATE TO ITS SATISFACTION ITS RISKS FROM AN ENVIRONMENTAL STANDPOINT.

                  (c) BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, ITS SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO ANY AND ALL CLAIMS RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING CLAIMS FOR BREACHES OF REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED IN THIS AGREEMENT) SHALL BE PURSUANT TO THE INDEMNIFICATION PROVISIONS SET FORTH IN SECTION 12.02. IN FURTHERANCE OF THE FOREGOING BUYER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, ANY AND ALL RIGHTS, CLAIMS AND CAUSES FOR ACTION NOT PROVIDED FOR IN SECTION 12.02 THAT BUYER MAY HAVE AGAINST SELLER OR ANY OF ITS AFFILIATES UNDER OR BASED UPON ANY PRINCIPLE OF EQUITY OR ANY FEDERAL, STATE, LOCAL OR FOREIGN STATUTE, LAW, ORDINANCE, RULE OR REGULATION (INCLUDING THOSE RELATING TO HAZARDOUS SUBSTANCES, ASBESTOS CONTAINING MATERIALS, UNDERGROUND

STORAGE TANKS AND PCBS, AND INCLUDING SPECIFICALLY ALL RIGHTS, IF ANY, THAT BUYER MAY HAVE TO CONTRIBUTION FROM SELLER UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY OF ACT OF 1980, AS AMENDED), EXCEPT FOR SUCH CLAIMS ARISING OUT OF SELLER'S FRAUD, WILLFUL MISCONDUCT OR BAD FAITH.

                  (d) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NO CLAIMS RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT MAY BE BROUGHT BY BUYER AGAINST ANY DIRECTOR, OFFICER OR EMPLOYEE OF SELLER OR THE COMPANY IN HIS OR HER INDIVIDUAL CAPACITY.

            6.06. Excluded Assets; Included Businesses. (a) (i) Seller and Buyer confirm and agree that the following assets, which are used by or in connection with the Outdoor Advertising Business but are not included in the Financial Statements, will not be transferred to Buyer upon Buyer's acquisition of the
Stock: (i) the In-Store media program utilizing 3M(TM) FloorMinders(TM) Graphics; (ii) the Travel Center Advertising business; (iii) all vehicles listed in the Disclosure Schedule; (iv) all cellular telephones used in the Business;
(v) all Seller company credit cards used in the Business; (vi) the Westminster, Maryland plant, property and equipment; (vii) the corporate facilities located at Bedford Park, Illinois, Westminster, Maryland and New York, New York; (viii) the software and hardware listed in the Disclosure Schedule, including, without limitation, the telecommunications system (including the Wide Area Network);
(ix) all cash of the Company; and (x) all attorneys' fees, costs, proceeds and other funds awarded or paid to the Company or Seller in connection with Impact Communications of Central Florida, Inc. and Frances Sirianni v. National Advertising Company and POA Acquisition Corp., Case No. 95-142-Civ-Orl-18, excluding any such attorneys' fees and costs that are attributable to prosecution of any appeal of such action subsequent to the Closing Date. Seller shall assign its entire right, title and interest in United States Patent Number 5,613,314, dated March 25, 1997, entitled COLLAPSIBLE BILLBOARD SIGN, to the Company and the Company, immediately prior to Closing, shall grant to Seller a perpetual, non-exclusive, royalty free license for the benefit of Seller and its affiliates and their customers under said patent and any reexamination or reissue thereof on terms reasonably satisfactory to Buyer. The foregoing license shall not be transferable by Seller or its affiliates to any third party unrelated to Seller or any of its affiliates except in connection with the use of such licensed rights by Seller or any of its affiliates such as in connection with the sale or use of products under such license, but shall be transferable as part of the sale of the entire business to which the license pertains. Seller and Buyer also confirm that it is not the intention of Seller to transfer to Buyer, or Buyer's intention to acquire from Seller, any ownership interest in any Subsidiary of Seller other than the Company. Following the Closing and in furtherance of Section 5.06, Buyer shall take such action as Seller may reasonably request to transfer to Seller any of such excluded assets and will indemnify and hold Seller harmless from any and all losses incurred by Seller in connection with the use following the Closing of any such excluded assets not so transferred, including, but not limited to, the use of cellular telephones and Seller company credit cards.

                       (ii) Buyer and Seller confirm and agree that certain services provided by Seller and its affiliates to the Company as of the date hereof, including, but not limited to, certain services relating to human resources/payroll, tax, travel reimbursement, insurance coverage, insurance claims administration, legal, financial reporting, environmental, engineering services, property accounting, information technologies (including computer services and data processing) and employee information systems, shall be terminated as of the Closing Date, subject to any transition agreement with respect to one or more of such services as may be agreed between Buyer and Seller prior to Closing.

                  (b) Seller and Buyer confirm and agree that the Tradewinds barter business, the Healthport business and the wireless communications business (relating to use of the Company's outdoor advertising displays for transmission purposes), which are included in the Financial Statements, will be transferred to Buyer upon Buyer's acquisition of the Stock and are included in the terms "Outdoor Advertising Business" and the "Business" for all purposes of this Agreement.


                                   ARTICLE VII

                       CONDITIONS TO OBLIGATIONS OF BUYER

                  The obligation of Buyer to purchase the Stock shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the following conditions:

            7.01. Representations, Warranties, Covenants of Seller. (a) Seller shall have complied in all material respects with its agreements and covenants contained herein to be performed on or prior to the Closing Date, and the representations and warranties of Seller contained herein shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date (taking into account all modifications to the Disclosure Schedule as reflected in the revised disclosure schedule to be delivered by Seller to Buyer at the Closing, which shall include any material changes to information set forth in the Disclosure Schedule (the "Revised Disclosure Schedule")), except (i) as otherwise contemplated hereby, and (ii) to the extent that any such representations and warranties were made as of a specified date and as to such representations and warranties the same shall continue on the Closing Date to have been true in all material respects as of the specified date.

                  (b) At the Closing Date, there shall have been no changes in the Outdoor Advertising Business, other than changes that do not individually or in the aggregate have a Material Adverse Effect, excluding, without limitation, changes that are otherwise contemplated hereby (including, without limitation, changes under Section 4.01).

                  (c) At the Closing Date, Buyer shall have received a certificate of Seller, dated as of the Closing Date and signed by an officer of Seller, certifying as to the fulfillment of the conditions set forth in this
Section 7.01 (the "Certificate of Seller").

            7.02. No Prohibition. No statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits Buyer from consummating the transactions contemplated hereby.

            7.03. Governmental Consents. The applicable waiting period under the HSR Act shall have expired or been terminated and all other consents, approvals, authorizations, exemptions and waivers from governmental agencies that shall be required in order to enable Buyer to consummate the transactions contemplated hereby and by the Ancillary Documents shall have been obtained (except for such consents, approvals, authorizations, exemptions and waivers, the absence of which would not prohibit consummation of such transactions or render such consummation illegal).

            7.04. Non-Foreign Status Statements. Seller shall have delivered statements, as contemplated under Section 1.1445-2(b)(2) of the Treasury Regulations, to the effect that neither Seller nor the Company is a foreign person within the meaning of the Code and applicable Treasury Regulations.

            7.05. Resignations. Seller shall have received the resignations, effective as of the Closing, of each director and officer of the Company other than those whom Buyer shall have specified in writing at least ten days prior to the Closing Date (it being understood that each such resigning director and officer who is an Employee on the Closing Date shall remain an Employee (as defined in Section 9.01(c)), and no such resignation shall constitute a resignation from, or a termination of employment with, the Company).

                                  ARTICLE VIII

                       CONDITIONS TO OBLIGATIONS OF SELLER

            The obligation of Seller to sell the Stock shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the following conditions:

            8.01. Representations, Warranties, Covenants of Buyer. Buyer shall have complied in all material respects with its agreements and covenants contained herein to be performed on or prior to the Closing Date, and the representations and warranties of Buyer contained herein shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except (i) as otherwise contemplated hereby, and (ii) to the extent that any such representations and warranties were made as of a specified date and as to such representations and warranties the same shall continue on the Closing Date to have been true in all material respects as of the specified date. Seller shall have received a certificate of Buyer, dated as of the Closing Date and signed by an officer of Buyer, certifying as to the fulfillment of the condition set forth in this Section 8.0l (the "Certificate of Buyer").

            8.02. No Prohibition. No statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits Seller from consummating the transactions contemplated hereby.

            8.03. Insurance. Buyer shall have procured the insurance referred to in Section 5.03(c).

            8.04. Performance Bonds. Buyer shall have delivered to Seller the performance bonds, payment bonds, bid bonds, letters of credit, guarantees and/or other instruments referred to in Section 5.04.

            8.05. Governmental Consents. The applicable waiting period under the HSR Act shall have expired or been terminated and all other consents, approvals, authorizations, exemptions and waivers from governmental agencies that shall be required in order to enable Seller to consummate the transactions contemplated hereby and by the Ancillary Documents shall have been obtained (except for such consents, approvals, authorizations, exemptions and waivers, the absence of which would not prohibit consummation of such transactions or render such consummation illegal).

                                   ARTICLE IX

                  EMPLOYMENT AND EMPLOYEE BENEFITS ARRANGEMENTS

            9.01. Definitions. (a) The term "Benefit Plans" shall mean each and all "employee benefit plans", as defined in Section 3(3) of ERISA, including (i) any such plans that are "employee welfare benefit plans" as defined in Section 3(1) of ERISA and (ii) any such plans that are "employee pension benefit plans" as defined in Section 3(2) of ERISA.

                  (b) The term "Benefit Arrangements" shall mean each and all pension, supplemental pension, accidental death and dismemberment, life and health insurance and benefits (including medical, dental, vision and hospitalization), workers compensation, short- and long-term disability, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, salary continuation, sick pay, sick leave, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit and other employee benefit arrangements, plans, contracts (including individual employment, consulting or severance contracts), policies or practices providing employee or executive compensation or benefits, other than the Benefit Plans.

                  (c) As used in this Agreement the following terms shall have the meanings set forth in this clause (c).

                       (i) "Employee" shall mean all salaried and hourly employees of the Company not represented by a union or subject to a collective bargaining agreement and other than an "Extra Employee."

                       (ii) "Extra Employee" shall have the meaning set forth in
Section 9.02(a).

                       (iii) "Union Employee" shall mean employees of the Company represented by a union or subject to a collective bargaining agreement.

            9.02. Employment. (a) Buyer will identify, as soon as possible but in no event later than 45 days from the date hereof, those employees of the Company other than Union Employees which it does not intend to retain following the Closing Date (the "Extra Employees"). As of the day before the Closing Date, the Extra Employees shall cease to be employees of the Company and their future employment status and any compensation (other than accrued salary which shall be the responsibility of the Company and shall be paid as provided in this clause
(a)), severance pay or other benefits due such employee shall be the responsibility of Seller. On the Closing Date, Buyer will pay to Seller in cash an amount equal to the sum of (i) Twenty-Five Hundred Dollars ($2,500) per Extra Employee, and (ii) one and one-half weeks of pay of each Extra Employee (at such employee's Pay Level (as defined in clause (b) hereof) immediately prior to the Closing Date) for each year of such Extra Employee's employment with Seller, the Company or any of their affiliates and respective predecessors. Seller and Buyer agree that the accrued salary of the Extra Employees as of the Closing Date shall, at Seller's option, either be paid by Seller and promptly reimbursed to Seller by the Company or be paid by the Company. Buyer further agrees that, after the Closing, Buyer shall cause the Company to take these and all other actions contemplated by this Agreement to be taken by the Company.

                  (b) Except with respect to directors and officers who are not also Employees of the Company, all Employees immediately prior to the Closing Date (including those on lay off, disability or other leaves of absence, whether paid or unpaid) shall remain employed by the Company immediately after the Closing Date at substantially the same compensation levels (including bonus, commission and sales incentive programs) ("Pay Level") and on substantially the same terms and conditions and in comparable positions (including level of responsibilities and authority, and location) as those in effect immediately prior to the Closing Date. By purchasing the Stock of the Company, Buyer shall assume all obligations of Seller, the Company and their affiliates under all individual agreements which relate to employment, compensation or benefits (including, but not limited to, employment and consulting and severance agreements) with any Employee who remains employed by the Company immediately after the Closing Date. Nothing in this Agreement shall limit Buyer's right to terminate the employment of any Employee following the Closing, provided that the termination is in accordance with any applicable individual agreement and the provisions of Section 9.05.

            9.03. Seller's Benefits. (a) As of the Closing Date, the Company will cease to be a participating employer in, and the Employees and Union Employees will cease to be covered by, the Seller's Benefit Plans and Benefit Arrangements. Except as provided in paragraphs (b) and (c) of this Section 9.03, Seller and its Benefit Plans will remain responsible to the Employees and Union Employees for all benefits accrued or payable under such Plans and the Seller's Benefit Arrangements with respect to periods prior to the Closing Date (including but not limited to retiree health and life benefits attributable to participation in Seller's Benefit Plans and Benefit Arrangements). Except as provided in paragraphs (b), (c) and (d) of this Section 9.03, Buyer assumes no liability or obligation with respect to Seller's Benefit Plans or Benefit Arrangements.

                  (b) (i) As soon as practicable after Seller receives the opinion letter or the determination letter referred to in subparagraph (ii) below, Seller shall cause the trustees of the 3M Voluntary Investment Plan and Employee Stock Ownership Plan and, subject to obtaining any required consent of the respective unions representing the Union Employees, the 3M Savings Plan ("Seller's 401(k) Plans") to transfer to the trust forming a part of the Buyer's defined contribution plan described in Section 9.04(a) cash and outstanding participant loans in an amount equal to the account balances of the Employees and Union Employees under Seller's 401(k) Plans as of the transfer date (the "Account Balances"). For the period between the Closing Date and the date of the transfer of the Account Balances, Seller shall treat the Employees and Union Employees as inactive participants in Seller's 401(k) Plans in accordance with the terms of such plans and applicable law.

                  (ii) Within 30 days after the Closing Date, Buyer shall either
(A) provide Seller with an opinion letter of counsel reasonably acceptable to Seller that the Buyer's defined contribution plan and related trust satisfy in form the requirements for qualification under Sections 401(a) and 401(k) of the Code as of the later of its effective date or the Closing Date or (B) deliver to Seller a favorable determination letter issued by the IRS with respect to the Buyer's defined contribution plan and related trust that addresses all provisions that are required to be incorporated in such plan and trust under Sections 401(a) and 401(k) of the Code as of the Closing Date. No transfer shall be made unless Buyer provides Seller with the opinion letter or determination letter referred to in this subparagraph (ii).

                  (iii) In consideration for the transfer by the Seller's 401(k) Plans of the Account Balances to the trust forming a part of the Buyer's defined contribution plan, Buyer shall, effective as of the date of transfer, assume all of the liabilities and obligations of Seller and its affiliates in respect of the Employees and Union Employees and their beneficiaries under the Seller's 401(k) Plans, and Seller and its affiliates and the Seller's 401(k) Plans shall be relieved of all liabilities and obligations to the Employees and Union Employees and their beneficiaries arising out of the Seller's 401(k) Plans.

                  (c) Buyer shall assume effective as of the Closing Date all of the liability and obligations of Seller in respect of Employees for the amount of their accrued and unused vacation benefits under Seller's vacation plan through the Closing Date. Within thirty (30) days after the Closing Date, Seller will provide Buyer with a list of the Employees and the days of unused vacation benefits as of the Closing Date. During the remainder of 1997, Buyer will cause its vacation plan to permit the Employees to receive paid vacation benefits equal in time to the number of days of unused vacation benefits as of the Closing Date. Immediately after the end of 1997 or, if sooner, upon the termination of their employment with the Company and the Buyer, the Buyer shall pay in cash to the Employees of the Company any remaining amount of such unused vacation benefits.

                  (d) Within thirty (30) days after receiving each invoice from Seller or its agent, Buyer or the Company will reimburse Seller for all workers compensation benefits and related expenses paid by Seller or its insurers after the Closing Date with respect to Employees or Union Employees of the Company as a result of injuries or illnesses occurring or arising on or prior to the Closing Date. At least ten
(10) days prior to entering into any binding agreement, Seller will inform or cause its agent to inform Buyer of any proposed settlement involving the payment of workers compensation benefits totaling more than $25,000 to any Employee or Union Employee of the Company for injuries or illnesses occurring or arising on or prior to the Closing Date. Upon Buyer's request, Seller shall consult with Buyer and seek Buyer's consent prior to entering into a binding settlement of such a claim. If Buyer withholds its consent to such settlement, Buyer shall reimburse Seller for all amounts that Seller or Seller's insurers ultimately pay in connection with such claim (including, but not limited to, workers compensation benefits, related expenses and attorneys' fees).

            9.04. Buyer's Benefits. (a) From and after the Closing Date, Buyer will provide coverage and benefits to the Employees under the same Benefit Plans and Benefit Arrangements that cover its current employees and Seller will have no responsibility therefor on and after such date. Buyer shall cause each of its Benefit Plans to recognize all service that Employees completed with Seller and its affiliates and respective predecessors prior to the Closing Date for all purposes for which such service was recognized by Seller's Benefit Plans.

                  (b) Buyer shall cause its Benefit Plans which provide medical or dental welfare benefits to (i) waive any pre-existing conditions and actively-at-work exclusions affecting Employees and their eligible family members, and (ii) recognize any out-of-pocket medical and dental expenses incurred by Employees and their eligible family members during 1997 under the Seller's Benefit Plans and Benefit Arrangements on or before the Closing Date for purposes of satisfying applicable annual deductible, coinsurance and maximum out-of-pocket provisions.

                  (c) Buyer's vacation plan will recognize all of the service that Employees completed with Seller and its affiliates and respective predecessors prior to the Closing Date for the purpose of determining their vacation benefits after the Closing Date.

                  (d) Buyer represents and warrants to Seller that its defined contribution pension plan and trust have been maintained in accordance with their terms and all provisions of applicable law, except where the failure to do so would not have a material adverse effect on the business, assets, financial condition or results of operations of Buyer.

            9.05. Severance. Buyer agrees to cause the Company to provide the following severance benefits to any Employee whose employment is either (i) terminated (other than for cause) by the Company or Buyer or (ii) terminated in connection with a sale or disposition of all or part of the Business regardless of whether such Employee accepts employment with the entity that acquires the Business or such part thereof, in the case of either (i) or (ii), within two years after the Closing Date: (a) severance pay in accordance with the severance policy of Buyer in effect at the time of termination, but not less than one and one-half weeks of pay (at the Employee's Pay Level at the time of such termination) for each year of employment with the Company, Seller or any of their affiliates and respective predecessors (including periods prior to the Closing Date); and (b) six months of continued health benefits coverage for such Employee and his or her eligible family members at no cost.

            9.06. Indemnity. Buyer shall indemnify Seller and its affiliates and hold each of them harmless from and against any Losses which may be incurred or suffered by any of them (i) under the Worker Adjustment and Retraining Notification Act arising out of, or relating to, any actions taken by Buyer or the Company on or after the Closing Date; (ii) in connection with any claim made by any Employee or any Union Employee for any severance pay or other damages (including, but not limited to, compensation and benefits) by reason of Buyer's or the Company's failure to offer such Employee or Union Employee employment in accordance with Section 9.02 or Section 9.09, as applicable, or to employ or continue to employ such Employee or such Union Employee on or after the Closing Date at substantially the same compensation levels (including bonus, commission and sales incentive programs) and on substantially the same terms and conditions and in a comparable position (including level of responsibilities and authority, and location) as those in effect immediately prior to the Closing Date; provided, however, that Buyer shall not indemnify Seller and its affiliates or hold any of them harmless with respect to any claim for severance pay or other damages by reason of Buyer's or the Company's failure to offer an Extra Employee employment in accordance with Section 9.02 or to employ or continue to employ an Extra Employee on or after the Closing Date as set forth above, or if such claim is made by an Employee to whom Buyer offers employment in accordance with
Section 9.02 but who rejects Buyer's offer of employment; (iii) in connection with any claim made by any Employee or any Union Employee for any severance pay or other damages (including, but not limited to, compensation and benefits) by reason of such Employee's or such Union Employee's termination of employment by Buyer or the Company after the Closing Date; or (iv) by reason of Buyer's failure to comply with the provisions of this Article IX.

            9.07. W-2 Matters. Pursuant to IRS Revenue Procedure 84-77, Buyer shall assume the obligations of Seller to furnish Forms W-2 to Employees and Union Employees for the calendar year in which the Closing occurs. Seller will provide Buyer with any information available to it and not available to Buyer relating to periods ending on the Closing Date necessary for Buyer to prepare and distribute such Forms W-2, which Forms W-2 will include all remuneration earned by Employees and Union Employees from Seller and Buyer during such calendar year, and Buyer will prepare and distribute such forms.

            9.08. Continuing Assistance. Subsequent to the Closing Date and for a period of six months thereafter, other than with respect to the Seller's 401(k) Plans, which shall be the later of such six-month period or the completion of the transfer of the Account Balances as provided in Section 9.03(b)(i), Seller and Buyer shall, at their own cost (but at the other's expense for out-of-pocket costs), provide such assistance to each other (including making records and personnel reasonably available) as may be reasonably requested to enable Seller and Buyer to administer their Benefit Plans and Benefit Arrangements with respect to the Employees and Union Employees and the spouses and covered dependents of such Employees and Union Employees.

            9.09. Union Employees. (a) All Union Employees shall remain employed by the Company immediately after the Closing Date. Buyer recognizes the unions representing Union Employees and accepts the terms and conditions of existing collective bargaining agreements until expiration or amended through the collective bargaining process. In the event the employment of a Union Employee is terminated within the time and for the reasons set forth in Section 9.05, Buyer agrees that in the negotiations with the union representing such employee, the Company's initial offer shall include (and, in any case, Buyer will cause the Company to pay, subject to the consent of the relevant union and notwithstanding any contrary provision in any agreement resulting from such negotiation) minimum severance benefits payable to such employee of not less than one and one-half weeks of pay (at such employee's Pay Level at the time of such termination) for each year of employment with the Company, Seller or any of their affiliates and respective predecessors (including periods prior to the Closing Date); and shall also provide six months of continued health benefits coverage for such employee and his or her eligible family members at no cost.

                  (b) All obligations of Seller under the collective bargaining agreements shall terminate on the Closing Date.


                                    ARTICLE X

                          TERMINATION PRIOR TO CLOSING

            10.01. Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by the mutual written consent of Buyer and Seller; or

                  (b) in writing by Seller, if the Closing shall not have occurred on or before the Termination Date, provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(b) shall not be available to Seller if Seller's failure to perform or observe in any material respect any of its covenants or agreements contained in this Agreement shall have been the cause of, or resulted in, the failure of the consummation of the transactions contemplated hereby to occur on or before such date; or

                  (c) in writing by either Buyer or Seller, if there shall have been a material breach by the other party of any of its representations, warranties, covenants or agreements contained herein and such breach results in a failure to satisfy a condition to the terminating party's obligation to consummate the transactions provided herein which cannot be cured or is not cured prior to the Closing Date; or

                  (d) in writing by Buyer, if the Closing shall not have occurred on or before 60 days after the Termination Date by reason of a failure to satisfy the conditions set forth in Section 7.01(b) or Section 7.02 (other than matters relating to antitrust law), provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(d) shall not be available to Buyer if Buyer's failure to perform or observe in any material respect any of its covenants or agreements contained in this Agreement shall have been the cause of, or resulted in, the failure of the consummation of the transactions contemplated hereby to occur on or before such date.

            10.02. Effect on Obligations. Termination of this Agreement pursuant to this Article X shall terminate all obligations of the parties hereunder, except for the obligations under Article XI and Sections 12.08, 12.09, and 12.11; provided, however, that termination by Seller pursuant to clause (b) or by Buyer or Seller pursuant to clause (c) of Section 10.01 shall not relieve the defaulting or breaching party from any liability to the other party hereto.

            10.03. Termination Fee. In the event that Closing does not occur on or before Termination Date and Seller has the unilateral right to terminate this Agreement pursuant to Section 10.01(b), then Buyer agrees to pay Seller, immediately upon Seller's demand, the sum of $20,000,000 (twenty million dollars) as a termination fee and not as liquidated damages, in which case Buyer and Seller agree that payment of such fee shall not relieve Buyer from liability for its breach hereunder or be construed as limiting Seller's rights in any manner, including, without limitation, the right to sell the Stock or the assets of the Company (or any portion of them) to one or more buyers and/or the right to seek further damages against Buyer in equity or at law. Buyer and Seller confirm and agree that payment of the termination fee is in consideration, among other things, of the benefit to Buyer of Seller's selection of Buyer as the acquiror of the Company. The Deposit shall be applied against any amounts payable to Seller under this Section 10.03.

In addition, if the Deposit is paid to Seller under this Section 10.03, any interest earned on the Deposit (as contemplated by the terms of Section 1.03(b)) shall also be paid to Seller.


                                   ARTICLE XI

                               DISPUTE RESOLUTION


            11.01. Unaided Negotiations. To resolve any disputes among the parties, Buyer or Seller must first provide written notice to the other, specifying in as much detail as possible the source or reason for the dispute, the amount of claimed damages, if any, and the resolution proposed by the notifying party. The receiving party shall respond in writing to any such notice within seven business days after receipt. The responding party may include in its reply a detailed description of any disputes it would like to resolve and the proposed resolutions. The first notifying party shall respond within seven business days. If the dispute is not then resolved, there shall follow within seven business days of the last written response a meeting between at least one representative of each party. Each party agrees to have present such person or persons who are authorized to fully and finally resolve the dispute. The purpose of this meeting shall be to discuss and negotiate in good faith the complete resolution of any outstanding dispute. The date and time shall be mutually agreed (within the stated period), and the location of the meeting shall be chosen by the party responding to the first notice. Each party shall bear its own costs (including travel expenses) incident to this negotiation and meeting.

            11.02. Mediation. Should the procedure outlined in Section 11.01 not bring about a resolution of the dispute, then within 30 days following the meeting of principals, the party first sending the notice shall initiate a voluntary, nonbinding mediation conducted by a mutually-agreed mediator. Should the parties for any reason be unable or unwilling to agree upon a mediator, they shall request J-A-M-S/Endispute in New York, NY, to appoint a capable mediator for them in accordance with the commercial mediation rules of such organization. The parties shall bear equally all costs and expenses (including any attorneys' fees) of this mediation and endeavor in good faith to resolve their differences. While this mediation shall be nonbinding in all respects (i.e., any agreement must be accepted by each party), each party agrees that:

                  (a) It shall appear when directed by the mediator, be fully prepared to work towards a resolution of the dispute, and participate in good faith in the mediation towards a resolution of all disputed issues or concerns;

                  (b) The duty to mediate in good faith under this Agreement shall be specifically enforceable by the courts of Minnesota; and

                  (c) Should a court in litigation stemming from the same general dispute or disagreement among the parties determine that either did not participate in good faith in the mediation process hereunder, then such party shall be liable for the other party's attorneys' fees in the resulting litigation, up to $100,000.

            11.03. Litigation. In the event that the parties are unable to resolve any outstanding disagreement or dispute as provided above, then, as a last resort, either party may commence Litigation; provided, however, that it must do so in the courts (state or federal, provided the court selected has subject matter jurisdiction) of the State of Minnesota, County of Ramsey.

            11.04. Governing Law; Personal Jurisdiction; Waiver of Jury. Any questions, claims, disputes, remedies, or Litigation arising from or related to this Agreement, and any relief or remedies sought by any parties hereunder, shall be governed exclusively by the laws of the State of Minnesota, without giving effect to the conflicts of laws principles thereof. The parties agree that the State of Minnesota and the County of Ramsey each have a substantial relationship to this transaction, and each party consents to personal jurisdiction in the courts thereof, consistent with Section 11.03. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL STATUTORY OR CONSTITUTIONAL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.


                                   ARTICLE XII

                                  MISCELLANEOUS

            12.01. Survival. The representations and warranties made in this Agreement or in any agreement, certificate (including the Certificate of Seller and the Certificate of Buyer) or other document executed at or prior to the Closing in connection herewith (an "Ancillary Document") shall survive the Closing Date until the first anniversary thereof and shall thereupon expire together with any right to indemnification for breach thereof (except to the extent a written notice asserting a claim for breach of any such representation or warranty, describing the nature of the breach in reasonable detail, shall have been given prior to such date to the party which made such representation or warranty, in which case such representation and warranty shall survive, to the extent of such claim only, until such claim is resolved, whether or not the amount of the damages or expenses resulting from such breach has been finally determined at the time the notice is given, if, but only if, (i) in the case of any claim made by Buyer by reason of a third-party claim, the written notice is accompanied by a copy of the written notice of the third-party claimant or (ii) in the case of any claim made by Buyer other than by reason of a third-party claim, some damages or expense shall have been incurred in good faith at or prior to the date of such notice; and provided that any notice asserting a claim for breach of any of the representations and warranties contained in Sections 2.06 and 2.08 (or in the Certificate of Seller insofar as it pertains to Sections 2.06 and 2.08) as to Environmental Matters (an "Environmental Breach") shall not be effective notice unless accompanied by (x) written notice from the applicable regulatory authority, or, if there has been a claim made against Buyer by a third party, the written notice of the third-party claimant, alleging the existence of the conditions as to which an Environmental Breach is claimed or (y) a written report from an environmental consulting firm reasonably acceptable to Seller, the fees and expenses of which firm shall be borne solely by Buyer, confirming, in reasonable detail, the existence of the conditions as to which an Environmental Breach is claimed). The covenants and agreements contained herein to be performed or complied with prior to the Closing (and the provisions of the Certificate of Seller and the Certificate of Buyer pertaining thereto) shall expire at the Closing. The covenants and agreements contained herein to be performed or complied with at or after the Closing (other than the covenant and agreement to indemnify against breaches of representations and warranties, which shall expire as set forth in the first sentence of this Section 12.01, but including the indemnification obligations contained in Sections 5.03, 5.05, 6.01, 6.06 and 9.06) shall survive the Closing until the expiration of the applicable statute of limitations. Accordingly, Buyer agrees (without prejudice to any rights which Buyer may have under Sections 7.01, 10.01 and 10.02) that, if the Closing occurs, then to the extent any representation or warranty of Seller made herein or in any Ancillary Document entered into at or prior to the Closing, to the knowledge of Buyer acquired from and after the date hereof and prior to the Closing, is untrue or incorrect, (x) Buyer shall have no rights hereunder by reason of such untruth or inaccuracy, and (y) any such representation or warranty by Seller shall be deemed to be amended to the extent necessary to render it consistent with such knowledge of Buyer.

            12.02. Indemnification. (a) If the Closing shall occur, Seller (except with respect to indemnification claims relating to or arising from Section 6.01, which claims shall be governed by Section 6.01(d)) shall indemnify Buyer and its affiliates and hold each of them harmless from and against all Losses which are incurred or suffered by any of them (i) by reason of the breach of any of the representations or warranties made by Seller herein or in any Ancillary Document or (ii) by reason of the failure by Seller to perform or comply with any of the covenants or agreements contained herein or in any Ancillary Document to be performed or complied with by Seller at or after the Closing. Any recovery by Buyer and its affiliates for indemnification shall be limited as follows: (l) Buyer and its affiliates shall not be entitled to any recovery unless a claim for indemnification is made in accordance with Section
12.01 and paragraph (c)(i) of this Section 12.02 and within the time period of survival set forth in Section 12.01; (2) Buyer and its affiliates shall not be entitled to recover any amount for indemnification claims under clause (i) of this Section 12.02(a) unless and until the amount which Buyer and its affiliates are entitled to recover in respect of such claims exceeds, in the aggregate, $10,000,000 (ten million dollars) (the "Deductible"), in which event (subject to clause (3) below) the entire amount which Buyer and its affiliates are entitled to recover in respect of such claims less the Deductible shall be payable; and (3) the maximum amount recoverable by Buyer and its affiliates for indemnification claims under clause (i) of this Section 12.02(a) (other than claims relating to a breach of Seller's representations and warranties set forth in Section 2.01) shall in the aggregate be equal to $50,000,000 (fifty million dollars).

                  (b) If the Closing shall occur, Buyer shall indemnify Seller and its affiliates and hold each of them harmless from and against all Losses which are incurred or suffered by any of them (i) by reason of the breach by Buyer of any of the representations or warranties made by Buyer herein or in any Ancillary Document, (ii) by reason of the failure by Buyer to perform or comply with any of the covenants or agreements contained herein or in any Ancillary Document to be performed or complied with by Buyer at or after the Closing or
(iii) by reason of the ownership by Buyer or any of its affiliates of the Assets or the conduct by Buyer or any of its affiliates of its business after the Closing; provided, however, that Seller and its affiliates shall not be entitled to any recovery unless a claim for indemnification is made in accordance with paragraph (c)(i) of this Section 12.02 and within the time period set forth in
Section 12.01.

                  (c) (i) In the event that any party shall incur or suffer any Losses in respect of which indemnification may be sought by such party pursuant to the provisions of this Section 12.02, the party seeking to be indemnified hereunder (the "Indemnitee") shall assert a claim for indemnification by written notice (a "Notice") to the party from whom indemnification is sought (the "Indemnitor") stating the nature and basis of such claim, and if such claim is with respect to a third-party claim or a claim relating to an Environmental Matter, accompanied by the documentation set forth in Section 12.01. In the case of Losses arising by reason of any third-party claim, the Notice shall be given within 30 days of the filing or other written assertion of any such claim against the Indemnitee, but the failure of the Indemnitee to give the Notice within such time period shall not relieve the Indemnitor of any liability that the Indemnitor may have to the Indemnitee except to the extent that the Indemnitor is prejudiced thereby.

                  (ii) The Indemnitee shall provide to the Indemnitor on request all information and documentation reasonably necessary to support and verify any Losses which the Indemnitee believes give rise to a claim for indemnification hereunder and shall give the Indemnitor reasonable access to all books, records and personnel in the possession or under the control of the Indemnitee which would have bearing on such claim.

                  (iii) In the case of third-party claims for which indemnification is sought, the Indemnitor shall have the option, and with respect to such claims that represent or are in respect of any of the Liabilities ("Liabilities Claims") shall have the obligation, (x) to conduct any proceedings or negotiations in connection therewith, (y) to take all other steps to settle or defend any such claim (provided that the Indemnitor shall not settle any such claim without the consent of the Indemnitee (which consent shall not be unreasonably withheld)) and (z) to employ counsel to contest any such claim or liability in the name of the Indemnitee or otherwise. In any event, the Indemnitee shall be entitled to participate at its own expense and by its own counsel in any proceedings relating to any third-party claim. The Indemnitor shall, within 45 days of receipt of the Notice, notify the Indemnitee of (or, in the case of a Liabilities Claim, confirm to the Indemnitee) its intention to assume the defense of such claim. Until the Indemnitee has received notice of the Indemnitor's election whether to (or, in the case of a Liabilities Claim, the Indemnitor's confirmation of its intention to) defend any claim, the Indemnitee shall take reasonable steps to defend (but may not settle) such claim. Except for Liabilities Claims, as to which this sentence shall not be applicable, if the Indemnitor shall decline to assume the defense of such claim, or shall fail to notify the Indemnitee within 45 days after receipt of the Notice of the Indemnitor's election to defend such claim, the Indemnitee shall defend against such claim (provided that the Indemnitee shall not settle such claim without the consent of the Indemnitor, which consent shall not be unreasonably withheld). The expenses of all proceedings, contests or lawsuits in respect of any such claims (other than those incurred by the Indemnitee which are referred to in the second sentence of this subparagraph (iii)) shall be borne by the Indemnitor but only if the Indemnitor is responsible pursuant hereto to indemnify the Indemnitee in respect of the third-party claim and, if applicable, only to the extent required by the second sentence of Section 12.02(a). Regardless of which party shall assume the defense of the claim, the parties agree to cooperate fully with one another in connection therewith. In the case of a claim for indemnification made under Sections 12.02(a)(i) or 12.02(b)(i), (a) if (and to the extent) the Indemnitor is responsible pursuant hereto for indemnifying the Indemnitee in respect of the third-party claim, then within ten days after the occurrence of a final non-appealable determination with respect to such third-party claim, the Indemnitor shall pay the Indemnitee, in immediately available funds, the amount of any Losses (or such portion thereof as the Indemnitor shall be responsible for pursuant to the provisions hereof, including, without limitation, the second sentence of Section 12.02(a)), and (b) in the event that any Losses incurred by the Indemnitee do not involve payment by the Indemnitee of a third-party claim, then, if (and to the extent) the Indemnitor is responsible pursuant hereto for indemnifying the Indemnitee against such Losses, the Indemnitor shall within ten days after agreement on the amount of Losses or the occurrence of a final non-appealable determination of such amount pay to the Indemnitee, in immediately available funds, the amount of such Losses (or such portion thereof as the Indemnitor shall be responsible for pursuant to the provisions hereof, including, without limitation, the second sentence of Section 12.02(a)).

                  (d) The provisions of paragraph (c) of this Section 12.02 shall apply to all claims for indemnification hereunder, except indemnification claims relating to or arising from Section 6.01, which claims shall be governed by Section 6.01.

                  (e) The indemnification provided in this Section 12.02 shall be the sole and exclusive remedy for any inaccuracy or breach of any representation or warranty made by Seller in this Agreement or in any Ancillary Document. All amounts payable by one party in indemnification of the other shall be considered an adjustment to the Purchase Price.

                  (f) IN NO EVENT SHALL SELLER BE LIABLE FOR LOSS OF PROFITS OR CONSEQUENTIAL DAMAGES BY REASON OF A BREACH OF ANY REPRESENTATION OR WARRANTY, WHETHER ORAL OR WRITTEN, MADE BY SELLER IN THIS AGREEMENT, IN ANY ANCILLARY DOCUMENT OR OTHERWISE.

                  (g) Notwithstanding anything in this Agreement to the contrary, neither Seller nor any of its affiliates shall be responsible for any liability or obligation as a result of Buyer's failure to comply with applicable law after the Closing even if the Outdoor Advertising Business acquired hereby is operated after the Closing in the manner operated prior to Closing.

                  (h) Upon making any payment to an Indemnitee for any indemnification claim pursuant to this Section 12.02, the Indemnitor shall be subrogated, to the extent of such payment, to any rights which the Indemnitee may have against any other parties with respect to the subject matter underlying such indemnification claim.

                  (i) Buyer understands and agrees that the rights accorded it by clause (a) of this Section 12.02 are its sole and exclusive remedy against Seller or any of its affiliates with respect to any Environmental Matters whatsoever. Buyer (on its own behalf and on behalf of its affiliates and the successors and assigns of any of the foregoing) hereby waives any right to seek contribution or other recovery from Seller or any of its affiliates that any of them may now or in the future ever have under 42 U.S.C. Sections 9607 and 9613(f) of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 601 et seq.), as amended ("CERCLA"), the Hazardous Material Transportation Act (49 U.S.C. Section 1801 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Sections 11001 et seq.), the Safe

Drinking Water Act (42 U.S.C. Sections 300f et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) or any other federal, state, local or foreign law relating to Environmental Matters, the rules and regulations promulgated under any thereof, and any provisions of common law providing for any remedy or right of recovery with respect to Environmental Matters, as these laws, rules, regulations and provisions were in the past or are currently in effect, or may in the future be enacted or be in effect (collectively, "Environmental Laws"), with respect to the Liabilities. Buyer (on its own behalf and on behalf of its affiliates and the successors and assigns of any of the foregoing) hereby further unconditionally releases Seller and its affiliates from any and all claims, demands, and causes of action that any of them may now or in the future ever have against Seller or any of its affiliates for recovery under CERCLA or under any other Environmental Laws with respect to the Liabilities.

            12.03. Interpretive Provisions. (a) Whenever used in this Agreement the term "knowledge" shall mean actual knowledge without the need for independent investigation and "knowledge" with respect to Seller shall mean actual knowledge of those individuals listed in the Disclosure Schedule. The burden of proving that a party or person had knowledge shall be on the party asserting such knowledge.

                  (b) The inclusion of any item in this Agreement, the Disclosure Schedule or the Revised Disclosure Schedule shall not be deemed an acknowledgment that such item is material or would result in a Material Adverse Effect.

                  (c) Buyer and Seller confirm and agree that any judgment, order, settlement, legislation or regulation which has the effect of restricting tobacco advertising, in whole or in part, shall not be a "Material Adverse Effect" for purposes of this Agreement.

            12.04. Entire Agreement. This Agreement, the Disclosure Schedule, the Revised Disclosure Schedule and the Confidentiality Agreement constitute the sole understanding of the parties with respect to the subject matter hereof. Matters disclosed by Seller to Buyer pursuant to any Section of this Agreement shall be deemed to be disclosed with respect to all Sections of this Agreement.

            12.05. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, however, that this Agreement may not be assigned by Buyer without the prior written consent of Seller, except that Buyer may, at its election, assign this Agreement to any direct or indirect wholly owned subsidiary so long as (i) the representations and warranties of Buyer made herein are equally true of such assignee, (ii) such assignment does not have any adverse consequences to Seller or any of its affiliates (including, without limitation, any adverse tax consequences or any adverse effect on the ability of Buyer to consummate (or timely consummate) the transactions contemplated hereby), and (iii) such assignee shall execute a counterpart of this Agreement agreeing to be bound by the provisions hereof as "Buyer", and agreeing to be jointly and severally liable with the assignor and any other assignee for all of the obligations of the assignor hereunder, but no such assignment of this Agreement or any of the rights or obligations hereunder shall relieve Buyer of its obligations under this Agreement; and provided, further, that Buyer may assign its rights but not its obligations under this Agreement as collateral security under financing arrangements entered into by Buyer for the purpose of obtaining the funds required for the Purchase Price.

            12.06. Headings. The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

            12.07. Modification and Waiver. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

            12.08. Broker's Fees. Each of the parties hereto (i) represents and warrants that it has not taken and will not take any action that would cause the other party hereto to have any obligation or liability to any person for a finder's or broker's fee, and (ii) agrees to indemnify the other party hereto for breach of the foregoing representation and warranty, whether or not the Closing occurs.

            12.09. Expenses. Except as otherwise provided herein, Seller and Buyer shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel.

            12.10. Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be given (and will be deemed to have been duly given upon receipt) by delivery in person, by electronic facsimile transmission, cable, telegram, telex or other standard forms of written telecommunications, by overnight courier or by registered or certified mail, postage prepaid, if to Seller to:

                     Minnesota Mining and Manufacturing Company
                     3M Center
                     St. Paul, Minnesota 55144-1000
                     Attention: Senior Vice President - Legal Affairs
                     Telecopy:  (612) 736-7859


            with a copy to:

                     Minnesota Mining and Manufacturing Company
                     3M Center
                     St. Paul, Minnesota  55144-1000
                     Attention: Office of General Counsel
                                Gregg Larson, Esq.
                                Assistant General Counsel
                     Telecopy:  (612) 736-9469


            if to Buyer to:

                     Outdoor Systems, Inc.
                     2502 North Black Canyon Highway
                     Phoenix, AZ 85009
                     Attention: William S. Levine
                     Telecopy: (602) 433-2482 and
                               (602) 248-0884

            with a copy to:

                     Powell, Goldstein, Frazier & Murphy LLP
                     16th Floor
                     191 Peachtree Street
                     Atlanta, GA  30303
                     Attention: William B. Shearer, Esq.
                     Telecopy:  (404) 572-5958

or at such other address for a party as shall be specified by like notice.

            12.11. Public Announcements. Neither Seller nor Buyer shall make any public statements, including, without limitation, any press releases, with respect to this

Agreement and the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed) except as may be required by law. If a public statement is required to be made by law, the parties shall consult with each other in advance as to the contents and timing thereof.

            12.12. Nonassignable Assets. "Nonassignable Asset" shall mean any asset used in the Outdoor Advertising Business whose sale, conveyance, transfer, assignment or delivery is not permitted, or is not permitted without the consent of any other person or party (including any governmental, regulatory or administrative authority) other than consents, approvals, permits or authorizations contemplated by Section 6.04. The Purchase Price shall not be subject to adjustment or revision, and Buyer shall not be entitled to any repayment, refund or other compensation, with respect to such Nonassignable Asset. The Seller shall, to the maximum extent permitted by law or any terms or limitations pertaining to such Nonassignable Asset, use its reasonable efforts to obtain for the Buyer the benefits thereunder, and shall cooperate with Buyer in any reasonable arrangement designed to provide such benefits to Buyer, including any sublease or subcontract or similar arrangement; provided, however, that Seller shall not be required to make any payments or incur any obligations in connection with such arrangements.

            12.13. Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

            12.14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

            12.15. Third Party Rights. Nothing in this Agreement shall be deemed to create any right on the part of any person or entity not a party to this Agreement other than (i) any permitted assignees and (ii) with respect to
Article IX, any Employee or Union Employee of the Company.

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.


MINNESOTA MINING AND MANUFACTURING COMPANY

By: /s/ MINNESOTA MINING AND MANUFACTURING COMPANY
    ----------------------------------------------
    Name:
    Title:


OUTDOOR SYSTEMS, INC.

By: /s/ OUTDOOR SYSTEMS, INC.
    -------------------------
    Name:
    Title:


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